FOR IMMEDIATE RELEASE

INVESTOR & MEDIA CONTACT:
Justin Schakelman
Theater Xtreme Entertainment Group, Inc.
302-455-1334 x113
jschakelman@theaterxtreme.com

Theater Xtreme Appoints Former Lowe’s Executive as New President

Newark, DE, 3/6/08 -- Theater Xtreme Entertainment Group, Inc. (OTCBB: TXEG), a nationwide seller and installer of real movie theaters for the home, announced today that it has appointed Mr. Robert Oberosler as its President. His appointment reflects the company’s commitment to provide outstanding leadership at the executive level.

Mr. Oberosler comes to Theater Xtreme with 32 years of experience in operations management, asset management, project management, and supply chain logistics. He served as Vice President of both May Departments Stores and Lowe's Companies. Prior to joining Theater Xtreme he served as Senior Vice President of Pathmark supermarkets.

“It is with much enthusiasm that I accept the Board’s offer to serve as President. Theater Xtreme is a truly unique business with enormous potential to dominate the movie-theater-at-home category. After researching the company, I found it to be best-in-class in its space,” said Oberosler. “My extensive retail operations background is a great match for the company’s ambitious goals and bright future. In the short term, we have our work cut out for us. We’re facing numerous challenges that we will address immediately. I’ll begin by looking at ways to improve operations at all levels.”

“I’ve known Bob for many years. He has a proven track record of success in a variety of retail settings,” said Universal Capital Management CEO Michael Queen, Theater Xtreme’s business development affiliate. “I am confident that his influence will have a very positive impact on the company.”

“Bob is an outstanding leader with deep experience in retail operations. He understands what needs to be done to move the company forward, meet growth targets, and strengthen our teams. He shares our vision of building an unparalleled brand,” said Theater Xtreme CEO Scott Oglum. “I am thrilled to welcome him to our team and to get started on the challenging work before us.”

To be added to Theatre Xtreme's investor contact list, please contact Justin Schakelman at jschakelman@theaterxtreme.com.

About Theater Xtreme Entertainment Group, Inc.

Theater Xtreme Entertainment Group, Inc (OTCBB: TXEG) is a specialty retailer of real movie theaters for the home. The Company's 80" to 120" front projection systems deliver an authentic movie theater experience, as an increasingly popular alternative to flat panel televisions. Its cinema packages, featuring brand names and factory direct products, are simple to use and cost significantly less than traditional A/V dealer offerings. It operates 3 company owned stores and 10 franchises in 12 states.

Safe Harbor Statement

Some of the information presented in this letter constitutes forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements represent the Company's judgment regarding future events, and are based on currently available information.  Although the Company believes it has a reasonable basis for these forward-looking statements, the Company cannot guarantee their accuracy and actual results may differ materially from those the Company anticipated due to a number of known and unknown uncertainties, of which the Company is not aware.  Factors which could cause actual results to differ from expectations include, among others, the ability of the Company to sell franchises, success of the franchise stores, the ability to find suitable locations for new corporate and franchise stores, delay or loss of key products from vendors, the ability to maintain margin and sales growth rate, disruption of product delivery from overseas suppliers, changes in regard to significant suppliers, increased competition from companies with more expertise, experience, or financial resources, technological changes in the home theater market which may render the Company’s offerings obsolete, less competitive, or too expensive, material reduction in the demand for home theaters, and lack of sufficient capital to allow the Company to achieve its corporate store opening goal.  For additional information concerning these and other important factors that may cause the Company’s actual results to differ materially from expectations and underlying assumptions, please refer to the reports filed by the Company with the Securities and Exchange Commission available at www.sec.gov.

###